Press Release                                Source: Westside Energy Corporation

Westside Energy Announces Private Placement of Common Stock
Tuesday January 10, 8:30 am ET

Net Proceeds to Fund 2006 Drilling Program

HOUSTON, Jan. 10 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex:
WHT - News), an oil and gas company with operations focused on the acquisition, exploration and development of natural gas in the Barnett Shale play in North Texas, announced its completion of a private placement of an aggregate of 3,278,000 shares of the company's common stock at $3.15 per share to a group of accredited investors. Proceeds to Westside from the private placement, net of fees and estimated expenses, will be approximately $9.5 million. There are no warrants or other financial instruments attached to this placement of common shares. Subsequent to the closing of the private placement, Westside will have approximately 20,645,475 common shares outstanding. Net proceeds from the private offering will be used to acquire additional leasehold acreage, to fund exploration and development of the Company's oil and gas properties and to meet working capital and other general corporate needs.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The common stock was sold only to accredited investors pursuant to the exemption provided by Regulation D promulgated under the Securities Act of 1933. The shares sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Westside Energy Corporation

Houston-based Westside Energy is an oil and gas company focused on exploiting its 69,066 gross (64,606 net) acres that it began accumulating in February 2004 in the prolific Barnett Shale trend in North Texas. For more information, please visit www.westsideenergy.com.

Forward-looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions, dispositions, and oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation